CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 24, 2017, relating to the financial statements and financial highlights, which appears in Meridian Growth Fund’s, Meridian Contrarian Fund’s, Meridian Equity Income Fund’s, and Meridian Small Cap Growth Fund’s Annual Report on Form N-CSR for the year ended June 30, 2017. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

San Francisco, California

October 27, 2017